CONTACT:
F. Scott Bauer	Chris Marshall
Southern Community Financial Corporation	Capital Bank Financial Corp.
Phone: 336-768-8500	Phone: 704-554-5901
Email: scott.bauer@smallenoughtocare.com	Email: cmarshall@nafhinc.com

Capital Bank Financial Corp. and Southern Community Financial Corporation Announce Amendment to Merger Agreement

WINSTON-SALEM, NC – June 26, 2012: Capital Bank Financial Corp. (“Capital Bank Financial”), formerly known as North American Financial Holdings, Inc., a North Carolina-based national bank holding company, and Southern Community Financial Corporation (“Southern Community”) announced today that they have agreed to amend the previously announced Agreement and Plan of Merger between the parties pursuant to which Capital Bank Financial has agreed to acquire Southern Community. The amendment provides that the consideration to be paid by Capital Bank Financial will consist entirely of cash, in an amount equal to $3.11 per share of Southern Community common stock.

In addition, and upon consummation of the transaction, Southern Community’s shareholders will continue to receive a Contingent Value Right, entitling them to cash proceeds of up to $1.30 per share, based on the credit performance of Southern Community’s legacy loan portfolio over the five years following closing.

The amendment also modifies certain of the conditions to the closing of the merger. The transaction is subject to the approval of Southern Community’s shareholders, receipt of any required regulatory approvals and other customary closing conditions, and is expected to be consummated in the third quarter of 2012.

Wachtell, Lipton, Rosen & Katz acted as legal advisor for Capital Bank Financial. Stifel, Nicolaus & Company and Stieven Capital Advisors L.P. served as financial advisors to Southern Community and Williams Mullen served as legal advisor to Southern Community.

About SCMF

Southern Community Financial Corporation is headquartered in Winston Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a national bank holding company that was incorporated in the State of Delaware in 2009. CBF has raised approximately $900 million of equity capital with the goal of creating a regional banking franchise in the southeastern region of the United States. CBF has previously invested in First National Bank of the South, MetroBank of Dade Country, Turnberry Bank, TIB Financial Corp., Capital Bank Corporation and Green Bankshares, Inc. CBF is the parent of Capital Bank N.A., a national banking association with approximately $6.5 billion in total assets and 143 full-service banking offices throughout southern Florida and the Florida Keys, North Carolina, South Carolina, Tennessee and Virginia. CBF is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor.

To learn more about Capital Bank visit www.capitalbank-us.com.

For more information, contact Ignacio Munoz, at (212) 906-0754.

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Information in this document contains forward-looking statements. Such forward looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology. These statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results or other expectations expressed in the forward-looking statements, including without limitation, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, the outcome of any legal proceedings that may be instituted following the announcement of the merger agreement, the inability to complete the transactions contemplated by the merger agreement for any reason, including the failure to obtain any required approvals, failure to achieve the expected benefits of the proposed transaction, the effect of the announcement or the consummation of the proposed transaction on any relationships with third parties, including customers, risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, any costs, fees and expenses associated with the proposed transaction, market and economic conditions, the management of our growth, the risks associated with loan portfolio and real estate holdings, local economic conditions affecting retail and commercial real estate, ability to integrate our management into our acquired institutions without encountering potential difficulties, geographic concentration in the southeastern region of the United States, the assumptions and judgments required by loss share accounting and the acquisition method of accounting, competition within the industry, dependence on key personnel, government legislation and regulation, risks related to technology and information systems, and the other risks and uncertainties discussed in Southern Community’s SEC Filings, including its Annual Report on Form 10-K for the year ended December 31, 2011. Neither Capital Bank Financial nor Southern Community undertakes any duty to update any forward-looking statements except as required by law.

Cautionary Statement

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information About this Transaction

This document may be deemed solicitation material in respect of the proposed transaction between Southern Community and Capital Bank Financial.

In connection with the proposed merger, Southern Community intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). Southern Community will mail the proxy statement to its shareholders. Investors and security holders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Southern Community with the SEC at the SEC's website at www.sec.gov. The proxy statement (when it is available) and the other documents may also be obtained for free by accessing Southern Community’s website at http://www.smallenoughtocare.com under the heading "Investor Relations" and then under the heading "SEC Filings."

Participants in the Solicitation

SCMF and its directors, executive officers, certain members of management, and employees may have interests in the proposed transaction or be deemed to be participants in the solicitation of proxies of SCMF’s shareholders to approve the matters necessary to be approved to facilitate the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for SCMF’s Annual Meeting of Shareholders filed with the SEC on April 13, 2011. Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.